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Exhibit 10.24

October 18, 2001

Dick Powers
c/o Corgentech Inc.

Re: Employment Terms

Dear Dick:

        It is with great pleasure that I invite you to join the Corgentech team. We are building an exciting, new company dedicated to the discovery, development and commercialization of novel therapies for cardiovascular diseases and other significant health conditions. As you know, our most advanced product is in clinical development and is projected to be approved for marketing in 2005. If successful, this product will alleviate a major cardiovascular health risk and thereby generate revenues in excess of a billion dollars on a worldwide basis. We also have various research stage projects and intend to expand our research capabilities.

        The most important component of any successful company is its people. To accomplish successfully our goals, we are assembling a world-class team to support our research and development efforts. Corgentech Inc. is pleased to offer you the position of Vice President and Chief Financial Officer, on the following terms. You will report to John McLaughlin, President & CEO. You will work at our facility located at 1651 Page Mill Road, Palo Alto, CA 94304. Of course, Corgentech may change your position, duties and work location from time to time as it deems necessary.

        Your compensation will be $240,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: health, life, vision, and dental insurance, vacation, sick leave, and holidays. Details about these benefits are available for your review from our benefits administrator, StaffAdmin Systems, Inc. Corgentech may modify compensation and benefits from time to time as it deems necessary.

        We will recommend to the Board of Directors of Corgentech (the "Board") that, at the next Board meeting, you be granted a stock option entitling you to purchase up to 400,000 shares of Corgentech's common stock ("Common Stock") at the then current fair market value as determined by the Board at that meeting. Corgentech's standard vesting program provides that twenty five percent (25%) of such options shall vest on the first anniversary of your date of employment, with the balance of your options vesting in equal monthly installments over the following three years. Full acceleration of option vesting will occur in the event of: (a) merger or other change of control (other than IPO); and (b) actual or constructive termination (e.g. a change in your position with the Company that materially reduces your offices, titles, responsibility, authority, duties, status or reporting responsibilities; or a change in your place of employment which is more than 30 miles from your place of employment prior to the change in control; assuming that such change is made without your written concurrence). Additional option grants will be made as part of your annual review. The size of grants is dependent on your performance. Corgentech will make a loan to you to exercise stock option grant with the usual restrictions on shares that have not yet vested. Such options will be subject to the terms and conditions of Corgentech's equity incentive plan and a stock option agreement, which will be sent to you separately.

        In the event of termination without cause, Corgentech will: (a) continue of salary, bonus (when such program is instituted) and health, dental, vision benefits for six months; and (b) accelerate of vesting of unvested options by six months.

        As a Corgentech employee, you will be expected to abide by Corgentech's rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Corgentech proprietary information. Corgentech is an at-will employer.

        The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

        We hope that you will agree to join Corgentech as we build an organization dedicated to improving patient health by addressing unmet medical needs and providing substantial value for our stockholders and co-workers. Please sign and date this letter, and return it to me if you wish to accept employment at Corgentech under the terms described above.

Welcome to Corgentech!

Sincerely,

/s/ JOHN P. MCLAUGHLIN John P. McLaughlin President & CEO
Accepted:
/s/ RICHARD POWERS Dick Powers	10-18-01 Date

Attachment: Proprietary Information and Inventions Agreement

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  Exhibit 10.24